Exhibit 21.1

LIST OF SUBSIDIARIES

NUVOLA, INC.

Name of Subsidiary	Jurisdiction of Incorporation/Organization	Parent
Modern Round, Inc.	Nevada	Nuvola, Inc.

MR Peoria, LLC	Arizona	Modern Round, Inc.